Greenidge Generation Holdings Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information

On November 9, 2023, Greenidge Generation Holdings Inc. (“Greenidge”) entered into a Debt Settlement Agreement (the “Debt Settlement Agreement”), by and among, Greenidge, Greenidge Generation LLC, other subsidiary borrowers of Greenidge and NYDIG ABL LLC (“NYDIG”) in order to settle the Senior Secured Loan and the Secured Promissory Note, which NYDIG acquired from B. Riley Commercial on July 20, 2023. In exchange for the debt settlement and additional cash considerations, Greenidge transferred to NYDIG the South Carolina Datacenter Facility and 22 acres of land on which it is located. In conjunction with the sale, Greenidge and NYDIG terminated the Hosting Agreement at the South Carolina site.
The sale of the South Carolina Facility is considered a significant disposition for the purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Company determined that the sale of the South Carolina Facility did not qualify for discontinued operations accounting under financial statement presentation authoritative guidance. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2023 assumes the sale of the South Carolina Facility occurred on September 30, 2023. The accompanying unaudited condensed consolidated statements of operations for the nine months ended September 30, 2023, and for the fiscal year ended December 21, 2022, assumes the sale had occurred on January 1, 2022. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated financial statements are presented based on certain estimates and assumptions are intended for informational purposes only, which are not necessarily indicative of what our financial position or results of operations actually would have been had the sale of the South Carolina Facility been completed as of the dates indicated, nor are they necessarily indicative of future results.

The unaudited pro forma consolidated financial statements and accompanying notes should be read together with our historical consolidated financial statements as of and for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023.

Greenidge Generation Holdings Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2023
(Dollar amounts in thousands, except share data)

	September 30, 2023
	(Unaudited)	South Carolina Facility		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,687	$—	(a)	$10,687
Accounts receivable, net of allowance for doubtful accounts of $0 at June 30, 2023 and December 31, 2022	275	—		275
Prepaid expenses and other assets	8,017	(3,500)	(a)	4,517
Emissions and carbon offset credits	1,597	—		1,597
Income tax receivable	857	—		857
Current assets held for sale	507	—		507
Total current assets	21,940	(3,500)		18,440
LONG-TERM ASSETS:
Property and equipment, net	47,777	—		47,777
Other long-term assets	800	—		800
Long-term assets held for sale	19,295	(19,295)	(a)	—
Total assets	89,812	(22,795)		67,017
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	13,664	(7,867)	(a)	5,797
Accrued emissions expense	7,924	—		7,924
Accrued expenses	8,016	(481)	(a)	7,535
Short-term environmental liability	1,700	—		1,700
Long-term debt, current portion	2,365	(2,365)	(b)	—
Current liabilities held for sale	1,732	(865)	(a)	867
Total current liabilities	35,401	(11,578)		23,823
LONG-TERM LIABILITIES:
Long-term debt, net of current portion and deferred financing fees	87,085	(17,139)	(b)	69,946
Environmental liabilities	27,733	—		27,733
Other long-term liabilities	4,820	(2,160)	(a)	2,660
Total liabilities	155,039	(30,877)		124,162
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.0001, 20,000,000 shares authorized, none outstanding	—	—		—
Common stock, par value	1	—		1
Additional paid-in capital	308,031	—		308,031
Cumulative translation adjustment	(342)	—		(342)
Accumulated deficit	(372,917)	8,082	(a)	(364,835)
Total stockholders' equity	(65,227)	8,082		(57,145)
Total liabilities and stockholders' equity	$89,812	$(22,795)		$67,017

Greenidge Generation Holdings Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended September 30, 2023
(in thousands, except per share data)

	Nine Months Ended 9/30/2023	South Carolina Facility		Pro Forma
REVENUE:
Datacenter hosting revenue	$28,740	(10,019)	(c)	18,721
Cryptocurrency mining revenue	17,033	(1,858)	(c)	15,175
Power and capacity	4,973	—		4,973
Total revenue	50,746	(11,877)		38,869
OPERATING COSTS AND EXPENSES:
Cost of revenue - datacenter hosting (exclusive of depreciation)	20,830	(8,893)	(c)	11,937
Cost of revenue - cryptocurrency mining (exclusive of depreciation)	10,639	(940)	(c)	9,699
Cost of revenue - power and capacity (exclusive of depreciation)	4,762	—		4,762
Selling, general and administrative	22,724	(563)	(c)	22,161
Depreciation	10,368	(569)	(c)	9,799
Impairment of long-lived assets	4,000	—		4,000
Gain on sale of assets	(1,752)	—		(1,752)
Remeasurement of environmental liability	1,600	—		1,600
Total operating costs and expenses	73,171	(10,965)		62,206
Operating loss	(22,425)	(912)		(23,337)
OTHER EXPENSE, NET:
Interest expense, net	(9,725)	1,020	(e)	(8,705)
Gain (Loss) on Sale of Digital Assets	398	—		398
Other income (expense), net	(4)	—		(4)
Total other expense, net	(9,331)	1,020		(8,311)
Loss from continuing operations before income taxes	(31,756)	108		(31,648)

(Loss) income per basic share:
Loss per basic share from continuing operations	$(5.01)	$0.02		$(4.99)

(Loss) income per diluted share:
Loss per diluted share from continuing operations	$(5.01)	$0.02		$(4.99)

Average Shares Outstanding
Basic	6,341	6,341		6,341
Diluted	6,341	6,341		6,341

Greenidge Generation Holdings Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
As of December 31, 2022
(in thousands, except per share data)

	Year Ended 12/31/2022	South Carolina Facility		Pro Forma
REVENUE:
Cryptocurrency datacenter	$73,809	$(15,968)	(d)	$57,841
Power and capacity	16,170	—		16,170
Total revenue	89,979	(15,968)		74,011
OPERATING COSTS AND EXPENSES:
Cost of revenue - cryptocurrency datacenter (exclusive of depreciation and amortization)	45,933	(7,471)	(d)	38,462
Cost of revenue - power and capacity (exclusive of depreciation and amortization)	13,906	—		13,906
Selling, general and administrative	36,946	(1,182)	(d)	35,764
Depreciation and amortization	35,136	(5,270)	(d)	29,866
Gain on sale of assets	(1,780)	—		(1,780)
Impairment of long-lived assets	176,307	—		176,307
Remeasurement of environmental liability	16,694	—		16,694
Total operating costs and expenses	323,142	(13,923)		309,219
Operating (loss) income from operations	(233,163)	(2,045)		(235,208)
OTHER INCOME (EXPENSE), NET:
Interest expense, net	(21,575)	2,962	(e)	(18,613)
(Loss) gain on sale of digital assets	(15)	—		(15)
Other income, net	14	—		14
Total other expense, net	(21,576)	2,962		(18,614)
(Loss) income from continuing operations before taxes	(254,739)	917		(253,822)
Provision for income taxes	15,002	—		15,002
Net (loss) income from continuing operations	(269,741)	917		(268,824)

(Loss) earnings per basic share:
(Loss) earnings per basic share from continuing operations	$(6.37)	$0.02		$(6.34)

(Loss) earnings per diluted share:
(Loss) earnings per diluted share from continuing operations	$(6.37)	$0.02		$(6.34)

Average Shares Outstanding
Basic	42,373	42,373		42,373
Diluted	42,373	42,373		42,373

The unaudited pro forma condensed consolidated financial statements represent the following adjustments:

(a) Represents the Company’s divestiture of assets related to the South Carolina Facility as of September 30, 2023.
(b) Reflects the settlement of the Senior Secured Loan and the Secured Promissory note as of September 30, 2023.
(c) Reflects the elimination of results of operations attributable to the South Carolina Facility for the six months ended September 30, 2023.
(d) Reflects the elimination of results of operations attributable to the South Carolina Facility for the twelve months ended December 31, 2022.
(e) Reflects the settlement of the Senior Secured Loan and the Secured Promissory note as of January 1, 2022.